Exhibit 15.1

May 10, 2004

Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota 55416

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Pentair, Inc. and subsidiaries (the “Company”) for the periods ended April 3, 2004 and March 29, 2003, as indicated in our report dated May 6, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 3, 2004 is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/   Deloitte & Touche LLP